Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Larry Tannenbaum
Chief Financial Officer
650 940-4700
August 3, 2006
Mountain View, California
IRIDEX Reports Second Quarter Financial Results
Second Quarter Disposable Revenue Grows 24% Year-Over-Year
Gross Margin Increases by almost Five Percentage Points Year-Over-Year
GAAP Earning per Share $0.01
Cash Position Increases to $22.3 Million
IRIDEX Corporation (Nasdaq/NMS: IRIX) today reported financial results for the second quarter ended July 1, 2006. Sales for the period were $8.7 million, compared with $9.4 million reported for the second quarter of 2005. For the six-month period ended July 1, 2006, sales were $17.7 million, a slight increase from the $17.5 million reported for the same period of 2005. Net income for the quarter was $48,000 or $0.01 earning per share, including the effect of SFAS 123(R) compared with net income of $430,000 in the year-ago period or $0.05 earning per share, which excluded the effect of SFAS 123R. In the second quarter of 2006, the Company recorded a pre-tax charge related to SFAS 123(R) of $478,000 and in addition booked over $700,000 in legal, relocation and Innovatech patent acquisition expenses that negatively impacted net income. During the quarter, the Company also recorded a tax benefit of $270,000.
“Total revenues for the quarter were below our expectations primarily based on lower-than-expected sales in the domestic dermatology business and to a lesser extent delays in finalizing sales transactions during the second quarter in our international ophthalmic equipment segment,” said Barry G. Caldwell, IRIDEX President and CEO. “We have already begun the work necessary to regain our momentum in the domestic dermatology segment and all of the international ophthalmic equipment sales delayed during the second quarter have already been recorded in the third quarter. We were very pleased with our overall quarter over quarter growth of 24% in disposable sales and believe that our strategies to grow the disposable probe revenues continue to gain traction. As a result, we believe that we remain on track to achieve double-digit revenue growth for 2006. Another bright point for the quarter was that gross margins of 53% improved almost five percentage points compared with last year.”
“In addition, we continued to achieve steady growth in our U.S. direct ophthalmology business, which was up 12% in the second quarter and more than 18% during the first six months of 2006,” continued Mr. Caldwell. “During the second quarter, we faced some challenges in our international ophthalmology business regarding issues with letters of credit and shipping, which resulted in the lower-than-expected revenue. We are encouraged however, by our year-to-date international ophthalmology sales growth of more than 7% compared with the same period of last year.” For the first six months of 2006, total ophthalmic sales were $15.2 million, up 10% compared with $13.9 million reported for the comparable period of 2005.

U.S. direct ophthalmic sales of disposable probes grew by 38% during the quarter and during the first six months of 2006 the increase was 32% compared with the same period in 2005. International sales of disposable probes increased by 15% during the quarter and grew 20% during the first six months. “Our ability to continue to achieve strong disposable revenue growth illustrates the value of our new product introductions and our new focus in this area,” continued Mr. Caldwell. “During the first six months of 2006, we grew our disposable probe sales by 27% and believe that we can, at a minimum, maintain this growth trajectory throughout 2006. New disposable probes introduced during the past 18 months represented 19% of the total disposable sales for the year to date.” Recurring revenue which includes both disposable and technical service revenue represented 45% of total revenues during the second quarter of 2006. Recurring revenue represented 33% of total revenue in 2004, 36% in 2005 and during the first six months of 2006 it represented 44% of total revenues.
“During the quarter we previously announced that we had acquired the rights to the patent application on the Innovatech Intuitive Laser Probe, which we believe will be additive to our strong and growing disposable probe patent portfolio. We have invested significantly in our intellectual property over the years and we are committed to defending our patent estate because it is a critical component of our growth strategy,” continued Mr. Caldwell. “We were very pleased with the outcome of the recent ‘Markman’ hearing in our litigation with Synergetics USA, Inc. The judge agreed with our interpretation of 13 out of 14 patent terms that were at issue, and validated the breadth of our patent. We believe that this ruling increases our chances that the ultimate decision will be that the Synergetics products, which they have marketed for more than six years, infringe our ‘492 patent.”
Dermatology sales declined to $1.1 million in the second quarter of 2006 from $1.7 million in the comparable period in 2005, and were impacted by unfilled positions on the dermatology sales team. “During the second quarter, we continued to face ongoing challenges in our dermatology business,” continued Mr. Caldwell. “As we discussed last quarter, we are focused on building a highly productive sales team for this business and unfortunately this resulted in nearly half of our sales positions being unfilled for most of the second quarter. Recently, we have filled all of those positions except one and believe we have a strong, focused team in place that will be able to deliver sales growth during the third and fourth quarters. While the timeline for turning this situation around has been pushed out a bit, we understand what needs to be done and are addressing these issues.”
“As previously stated, one of the key goals going forward is to move the gross margin percentages into the mid 50% range as it has been in the mid 40% range during the past few years,” continued Mr. Caldwell. For the second quarter, gross margins expanded by almost five percentage points to 53.0% from 48.4% in the year-ago period, driven, in part, by higher sales of disposable probes.

Cash and cash equivalents and available-for-sale-securities as of July 1, 2006 were $22.3 million, up from $21.4 million at December 31, 2005. Inventories were $8.8 million compared with $9.0 million at the end of second quarter in 2005 and $8.6 million on December 31, 2005. Inventory turns were 1.9 turns in the second quarter of 2006 compared with 2.1 turns for the second quarter of 2005 and 2.2 turns for the full 2005 fiscal year. Accounts receivable were $6.3 million as of July 1, 2006 compared with $6.6 million on December 31, 2005. Quarterly days sales outstanding (DSOs) improved to 65 days in the second quarter of 2006 compared with 68 days for the second quarter of 2005 and 69 days for the full 2005 fiscal year.
“We are well positioned to continue to execute our growth strategy,” continued Mr. Caldwell. “We’ve invested significant resources toward implementing aggressive sales and marketing programs, increasing the rate of new product introductions and solidifying our patent portfolio. So far theses actions have resulted in very strong disposable revenue growth and 10% growth, year-to-date, in our core ophthalmology business. We also remain on track to launch two new ophthalmic laser consoles and six to eight new disposable products at this year’s American Academy of Ophthalmology meeting. In our dermatology business, we have identified the challenges and have implemented a corrective strategy that we believe will lead to improved results as the year progresses. We continue to make progress on our acquisition growth strategy and believe that we have several opportunities to execute an accretive acquisition before the end of 2006.
Conference Call
IRIDEX management will conduct a conference call today at 2:00 p.m. (Pacific Time) to discuss its second quarter 2006 results and recent corporate developments. Interested parties may access the live conference call via telephone by dialing 800-257-6566 for domestic participants or 303-205-0044 for international participants. Interested parties may also visit the Company’s website at www.iridex.com. A telephone replay will be available beginning later today, August 3, 2006 through Thursday, August 10, 2006 by dialing 800-405-2236 for domestic participants or 303-590-3000 for international participants. The passcode is 11066208#. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.
About IRIDEX
IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, disposable laser probes and delivery devices to treat eye diseases in ophthalmology and skin diseases in dermatology markets (also referred to as aesthetics). IRIDEX products are sold in the United States through a direct sales force and internationally through a network of 77 independent distributors into 107 countries. For further information, visit the Company’s website at www.iridex.com.

Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s growth strategy and prospects, revenues, gross margins, and earnings, potential acquisitions, new product releases, and the outcome of pending or future litigation. Actual results could differ materially and adversely from those projected in the forward- looking statements based on, among other things, the actual order and shipment rate for the Company’s ophthalmology and dermatology product lines, the rate of sales to OEM customers, the rate of growth in sales of disposables and services, the rate of introduction and market acceptance of the Company’s products, and the impact of any continuing weakness and uncertainties related to general economic conditions or weakness in overall demand in the Company’s markets, especially with regard to the Company’s dermatology products which are typically used for elective procedures that can be deferred. Additional risks and uncertainties to which the Company are subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships, dependence on international sales and the Company’s network of independent distributors, the risks associated with bringing new products to market, and the results of clinical trials and competition in our markets, as well as the risks associated with a competitive market for management talent and the risks inherent with identifying, negotiating and integrating strategic acquisitions of complementary businesses, products or technologies. Please see a detailed description of these risks contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2006*	2005	2006*	2005

Sales	$8,710	$9,387	$17,720	$17,532
Cost of sales	4,092	4,842	8,756	9,309

Gross profit	4,618	4,545	8,964	8,223

Operating expenses:
Research and development	1,328	922	2,449	1,961
Sales, general and administrative	3,689	3,065	7,631	5,862

Total operating expenses	5,017	3,987	10,080	7,823

Income (loss) from operations	(399)	558	(1,116)	400
Interest and other income, net	177	130	356	256

Income (loss) before income taxes	(222)	688	(760)	656
Provision for income taxes	270	(258)	545	(246)

Net income (loss)	$48	$430	($215)	$410

Net income (loss) per common share — basic	$0.01	$0.06	($0.03)	$0.06

Net income (loss) per common share — diluted	$0.01	$0.05	($0.03)	$0.05

Shares used in per common share basic calculations	7,694	7,362	7,640	7,339

Shares used in per common share diluted calculations	8,633	7,955	8,479	7,778

* Includes the impact of SFAS 123(R)

IRIDEX Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	July 1,	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$3,738	$12,655
Available-for-sale securities	18,540	8,779
Accounts receivable, net	6,258	6,589
Inventories	8,844	8,594
Prepaids and other current assets	1,026	885
Current deferred income taxes	1,415	1,415

Total current assets	39,821	38,917

Property and equipment, net	1,048	1,114
Deferred income taxes	1,099	1,073

Total assets	$41,968	$41,104

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,356	$1,094
Accrued expenses	2,895	4,421
Deferred revenue	1,201	1,072

Total liabilities	5,452	6,587

Stockholders’ Equity:
Common stock	78	76
Additional paid-in capital	28,524	26,334
Accumulated other comprehensive loss	(5)	(27)
Treasury stock	(430)	(430)
Retained earnings	8,349	8,564

Total stockholders’ equity	36,516	34,517

Total liabilities and stockholders’ equity	$41,968	$41,104